Exhibit (a)(5)(6)

Biogen Idec Media:
Amy Reilly, 617-914-6524
Associate Director, Public Affairs

Biogen Idec Investor Relations:
Eric Hoffman, 617-679-2812
Director, Investor Relations

BIOGEN IDEC STANDS READY TO CLOSE ITS $17.50 PER SHARE ALL-CASH
TENDER OFFER FOR FACET BIOTECH

Biogen Idec Reminds Stockholders to Tender Their Shares by December 16, 2009

Cambridge, MA, December 11, 2009 – Biogen Idec Inc.(NASDAQ:BIIB) today reiterated that its all-cash $17.50 per share tender offer for Facet Biotech Corporation (NASDAQ:FACT) represents its best-and-final offer.  Biogen Idec believes its offer fairly values Facet.

Biogen Idec noted that the only conditions that remain to be satisfied, based on the facts known by it today, are: (1) that a majority of the shares be tendered and (2) that the Facet Board redeems the share purchase rights and approve the offer for purposes of the Delaware takeover statute.

Biogen Idec reminds Facet stockholders to tender their shares before the offer’s scheduled expiration date – midnight, Wednesday, December 16, 2009.  Unless Facet stockholders tender a majority of the outstanding shares by the expiration date, Biogen Idec will allow its tender offer to expire.

The complete terms and conditions of the tender offer are described in the Offer to Purchase and related Letter of Transmittal that Biogen Idec has filed with the U.S. Securities and Exchange Commission (SEC).  Facet Biotech stockholders may obtain copies of these documents free of charge at the SEC’s website (www.sec.gov) or by directing a request to Innisfree M&A Incorporated, the Information Agent for the offer at (877) 800-5186.

About Biogen Idec

Biogen Idec creates new standards of care in therapeutic areas with high unmet medical needs.  Founded in 1978, Biogen Idec is a global leader in the discovery, development, manufacturing, and commercialization of innovative therapies.

Patients in more than 90 countries benefit from Biogen Idec's significant products that address diseases such as lymphoma, multiple sclerosis, and rheumatoid arthritis. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.

Statement on Cautionary Factors

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of Facet Biotech.  The offer to purchase or solicitation of offers to sell is being made pursuant to a Tender Offer Statement on Schedule TO (including the Offer to Purchase, Letter of Transmittal and other related offer documents) filed by Biogen Idec and FBC Acquisition Corp. with the SEC on September 21, 2009.  Before making any decision with respect to the tender offer, stockholders are advised to read these documents, as they may be amended or supplemented from time to time, and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety because they contain important information, including the terms and conditions of the offer.  These documents may be obtained free of charge at the SEC Web site (www.sec.gov) or by directing a request to Innisfree M&A Incorporated, the Information Agent for the offer at (877) 800-5186.

No assurance can be given that the proposed transaction described in this press release will be successfully completed, or completed on the terms proposed or any particular schedule, or that we will realize the anticipated benefits of any proposed transaction.

Any statements made in this press release that are not statements of historical fact, including statements about our beliefs and expectations, including the proposed acquisition of Facet, are forward-looking statements within the meaning of the federal securities laws and should be evaluated as such.  Forward-looking statements include statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information.  These forward-looking statements may be identified by words such as "anticipate," "expect," "suggest," "plan," "believe," "intend," "estimate," "target," "project," "could," "should," "may," "will," "would," "continue," "forecast," and other similar expressions.

Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could cause actual results or events to differ materially from those expressed in the forward-looking statements and projections.  Factors that may materially affect such forward-looking statements include: our ability to successfully complete any proposed transaction or realize the anticipated benefits of a transaction; and other factors described generally in Biogen Idec’s periodic reports filed with the Commission.  Forward-looking statements, like all statements in this press release, speak only as of the date of this press release (unless another date is indicated).  Unless required by law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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